Exhibit 99.1

Designated Filer:   Warburg, Pincus Equity Partners, L.P.

Issuer & Ticker Symbol:  Sunesis Pharmaceuticals, Inc. (SNSS)

Date of Event Requiring Statement:  July 15, 2009

EXPLANATION OF RESPONSES

(1)  The price reported in Column 4 represents the weighted average price of the shares of the common stock, $0.0001 par value per share (the “Common Stock”), of Sunesis Pharmaceuticals, Inc. (the “Company”) sold.  The shares were sold in multiple transactions at prices ranging from $0.32 to $0.3326, inclusive.  The reporting persons hereby undertake to provide upon request to the Company, any security holder of the Company or the staff of the Securities and Exchange Commission full information regarding the number of shares sold at each separate price.

(2)  The shares of the Common Stock and the warrants exercisable for shares of Common Stock (the “Warrants”) to which this Form 4 relates are held by Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership, and two affiliated partnerships organized under Netherlands law, Warburg, Pincus Netherlands Equity Partners I, C.V. and Warburg, Pincus Netherlands Equity Partners III, C.V. (together, “WPEP”). Warburg Pincus & Co., a New York general partnership (“WP”), is the Managing Member of Warburg Pincus Partners, LLC, a New York limited liability company (“WP Partners”). WP Partners is the General Partner of WPEP.  WPEP is managed by Warburg Pincus LLC, a New York limited liability company (“WP LLC” and together with WPEP, WP and WP Partners, the “Warburg Pincus Entities”).  WP, WP Partners and WP LLC may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934) in an indeterminate portion of the Common Stock and the Warrants held by WPEP. WP, WP Partners and WP LLC disclaim beneficial ownership of the Common Stock and the Warrants held by WPEP. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus Entities. Messrs. Kaye and Landy disclaim beneficial ownership of the Common Stock and the Warrants held by WPEP, except to the extent of any indirect pecuniary interest therein. The address of the Warburg Pincus Entities is 466 Lexington Avenue, New York, New York 10017.

(3)  The price reported in Column 4 represents the weighted average price of the shares of Common Stock sold. The shares were sold in multiple transactions at prices ranging from $0.30 to $0.32, inclusive. The reporting persons hereby undertake to provide upon request to the Company, any security holder of the Company or the staff of the Securities and Exchange Commission full information regarding the number of shares sold at each separate price.